VITAL FARMS APPOINTS BILLY CYR TO BOARD OF DIRECTORS

AUSTIN, Texas, July 2, 2025 (GLOBE NEWSWIRE) – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced foods nationwide, today announced the appointment of William B. (Billy) Cyr to its board of directors effective July 1, 2025.

Cyr is an accomplished business leader with more than 40 years of experience in the consumer packaged goods space. Since September 2016, Cyr has served as the Chief Executive Officer of Freshpet, Inc., a pet food company whose mission is to elevate the way we feed our pets with fresh food that nourishes all. He also serves as a member of its board of directors. Before assuming his role at Freshpet, Cyr served as President and Chief Executive Officer of Sunny Delight Beverages Co. He also spent 19 years at Procter & Gamble, where he ultimately served as the Vice President and General Manager of the North American Juice Business and Global Nutritional Beverages. Cyr serves as a Board and Executive Committee Member of the Consumer Brands Association, a position he has held since 2002. Cyr received his A.B. in History and East Asian Studies from Princeton University.

“Billy is a servant leader with deep expertise in CPG. He understands the importance of a strong brand, and has helped build Freshpet into a true category disruptor,” said Russell Diez-Canseco, Vital Farms’ President and CEO. “I look forward to working with Billy on our board of directors, and think he will have a valuable impact as we establish Vital Farms as America's most trusted food company.”

“It is incredibly exciting to have Billy join our board,” added Vital Farms’ Founder and Chairperson of the board of directors, Matthew O’Hayer. “He brings a valuable perspective to our organization, and I look forward to working with him to further our mission to bring ethically produced food to the table.”

Cyr was appointed to the class of directors that will stand for election at the 2027 annual meeting of stockholders. With Cyr’s appointment, Vital Farms has nine board members. Cyr will serve on the board’s audit committee, replacing current audit committee member Karl Khoury, who will join the board’s nominating and governance committee. Khoury will replace Denny Marie Post, who will continue to serve as the board’s Lead Independent Director.

“I have long admired Vital Farms as a mission-driven company and I am pleased to join the board,” Cyr said. “I believe there is an incredible opportunity for continued growth and I look forward to working with the board of directors and management team as Vital Farms fulfills its mission and creates value for all stakeholders.”

ABOUT VITAL FARMS:
Vital Farms (Nasdaq: VITL), a Certified B Corporation, offers a range of ethically produced foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is now a national consumer brand that works with over 450 family farms and is the leading U.S. brand of pasture-raised eggs by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware public benefit corporation, Vital Farms prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ products, including shell eggs, butter, hard-boiled eggs, and liquid whole eggs, are sold in approximately 26,000 stores nationwide. Vital Farms pasture-raised eggs can also be found on menus at hundreds of foodservice operators across the country. For more information, visit https://vitalfarms.com/.

CONTACT:

Media:
Rob Discher

Rob.Discher@vitalfarms.com

Investors:
John Mills

John.Mills@icrinc.com